Exhibit 9.1

AMENDMENT NO. 1 TO

VOTING TRUST AGREEMENT

THIS AMENDMENT NO. 1 (this “Amendment”), dated as of August 28, 2015, to the Voting Trust Agreement, is made by and among Houlihan Lokey, Inc., a Delaware corporation (the “Company”), and the Trustees (as defined in the Voting Trust Agreement).  All capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Voting Trust Agreement (as defined below).

RECITALS

A.                                    WHEREAS, on August 18, 2015, the Company, the Stockholders and the Trustees entered into the Voting Trust Agreement (the “Voting Trust Agreement”) following the consummation of the initial public offering of the Class A Common Stock of the Company; and

B.                                    WHEREAS, the Company and the Trustees believe that it is in the respective best interests of the Company, the Trustees and the Stockholders to amend the Voting Trust Agreement in accordance with Section 5 thereof.

NOW, THEREFORE, in consideration of the foregoing, the Voting Trust Agreement is amended effective as of the date first written above as set forth below:

1.                                      Section 2(a) is amended and restated in its entirety to read as follows:

2.   Deposit of Shares in Trust.

(a)  Deposit of Shares. Each Stockholder hereby deposits in trust with the Trustees all of the Shares Beneficially Owned by such Person.  The Company shall update its books and records to reflect that the Trust holds such Shares.  Each Stockholder also hereby agrees that any additional voting securities of the Company received by such Stockholder (other than in connection with acquisition of the Company’s voting securities on the open market) during the term of this Agreement shall be deposited in trust with the Trustees.  The Trustees shall hold the Shares so deposited in trust, subject to the terms of this Agreement.  Any voting securities of the Company deposited in trust after the date of this Agreement, including any additional Shares held in trust pursuant to Section 3(b), shall be deemed to be included in the definition of “Shares” for all purposes under this Agreement.  The Company shall, as promptly as practicable after any Shares are deposited in trust, cause the Transfer of the Shares to the Trustees, as trustees hereunder, to be registered on the Company’s books and records.  A Stockholder shall have no right to withdraw the Shares prior to termination of this Agreement except pursuant to a Transfer of such Shares permitted by Section 4(b).

2.                                      The following new Section 21 is hereby added after Section 20 of the Voting Trust Agreement:

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21.  Joinder of Additional Stockholders.  In connection with the issuance of any Shares to any Person who is an employee of the Company or any subsidiary of the Company and who is not then a party to this Agreement, such Person may become a party to this Agreement and be entitled to all of the rights and subject to all of the obligations of a “Stockholder” under this Agreement by executing and delivering to the Trustees a joinder agreement in the form attached hereto as Exhibit A, and such other instruments as may be requested by the Trustees, and upon such execution and delivery, such Person shall become a party to this Agreement and for all purposes be a “Stockholder” under this Agreement.

3.                                      Exhibit A to this Amendment is hereby added as Exhibit A to the Voting Trust Agreement.

4.                                      Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms or conditions contained in the Voting Trust Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.  Any reference to the Voting Trust Agreement shall mean the Voting Trust Agreement as amended hereby.

5.                                      This Amendment may be amended or otherwise modified by the written agreement of the Company and the Trustees.

6.                                      This Amendment shall be construed in accordance with and governed by the laws of the State of Delaware without regard to otherwise governing principles of conflicts of laws.

7.                                      This Amendment may be executed via facsimile or portable data format (PDF) in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the day and year first above written.

HOULIHAN LOKEY, INC.

/s/ J. Lindsey Alley
Name: J. Lindsey Alley
Title: Chief Financial Officer

TRUSTEES

Signature:	/s/ Scott Beiser
Print Name: Scott Beiser

Signature:	/s/ Irwin Gold
Print Name: Irwin Gold

Signature:	/s/ Robert Hotz
Print Name: Robert Hotz